Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-4 of Midwest Holding Inc. of our report dated May 13, 2013, relating to our audit of the consolidated financial statements of Great Plains Financial Corporation as of and for the year ended December 31, 2012, appearing in this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in this Registration Statement.

Omaha, Nebraska
February 11, 2014